September 22, 2008

Alpharma Licenses Durect's Novel Bupivacaine Patch

Bridgewater, NJ September 22, 2008 Apharma Inc. (NYSE: ALO), a leading global specialty pharmaceutical company, announced today that its affiliate has entered into a license agreement with DURECT Corporation (NASDAQ: DRRX) of Cupertino, California for the exclusive worldwide rights to develop and commercialize an investigational transdermal bupivacaine patch currently under development for the treatment of pain associated with post-herpetic neuralgia ("PHN").

"Today's announcement continues to solidify Alpharma's position as a premier developer and marketer of novel, topically delivered solutions for pain management," commented Dean Mitchell, President and Chief Executive Officer of Alpharma. "We believe that this novel bupivacaine patch has the potential to expand the large and rapidly growing market for topical pain products with its patient friendly design and extended duration of therapeutic use, and we are pleased to be adding this to our pipeline of products in development. This transaction is in line with our ongoing commitment to license in products to continue to grow our specialty pharmaceutical franchise."

Under the terms of the agreement between Alpharma's affiliate, Alpharma Ireland Limited, and DURECT, Alpharma will pay DURECT an upfront license fee of $20 million, with additional payments upon achievement of predefined development, regulatory and sales milestones as well as royalties on future sales. Alpharma will control and fund the development program. The license agreement includes the right to use the trademark ELADUR™ in connection with the product candidate. Closing of the transaction is anticipated to occur in the fourth quarter of 2008 and is conditioned solely on completion of review under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976. Alpharma is targeting a U.S. product launch in 2013, assuming the NDA is approved by the U.S. Food and Drug Administration ("FDA").

"We've been very impressed by Alpharma's commitment to the treatment of pain and their success with commercializing KADIAN® Capsules and the FLECTOR® Patch," stated James E. Brown, President and Chief Executive Officer of DURECT. "We share a vision with Alpharma for the development and commercialization of this product candidate."

The licensed product candidate is an investigational transdermal drug patch intended to deliver bupivacaine for up to 3 days from a single application. DURECT has previously announced positive results for the product candidate from a 60 patient Phase 2a clinical trial of patients suffering from PHN. A poster describing this study was presented at the 27th Annual Scientific Meeting of the American Pain Society on May 8, 2008.

The FDA has granted DURECT orphan drug designation to the investigational bupivacaine transdermal patch intended for the relief of persistent pain associated with PHN. Bupivacaine is a long-acting, local anesthetic drug used in regional anesthesia for local tissue infiltration, nerve block, and epidural and intrathecal anesthesia. As the first bupivacaine product to receive Orphan Drug designation, it would receive seven years of market exclusivity upon FDA approval.

About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch) 1.3%. Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

About DURECT Corporation

DURECT (NASDAQ: DRRX) is an emerging specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR™, and TRANSDUR™-Sufentanil. DURECT's proprietary oral, transdermal and injectable depot delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs.

NOTE: KADIAN® is a registered trademark of Alpharma Pharmaceuticals LLC. FLECTOR® is a registered trademark of IBSA Institut Biochimique SA. POSIDUR™, ELADUR™, and TRANSDUR™, are trademarks of DURECT Corporation.

Forward-Looking Statement

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them and involve certain risks and uncertainties and other factors that could cause actual results to differ materially from those in the forward-looking statements. The Company has no obligation to update such forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2007, as well as risks and uncertainties affecting the Company and its operations relating to King Pharmaceuticals, Inc.'s offer to acquire the Company. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made.

Contact

Alpharma Inc.

Jack Howarth,

Vice President, Investor Relations

908-566-4153

Jack.howarth@alpharma.com

Alpharma press releases are also available at our website: http://www.alpharma.com.

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